Exhibit 99.1

CANADA MORTGAGE AND HOUSING CORPORATION SUPPLEMENTAL INFORMATION

GENERAL INFORMATION

Agency and Crown Corporation Status

Canada Mortgage and Housing Corporation (“CMHC”) is an agent of His Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the “CMHC Act”) and is a Crown corporation wholly owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including use of commercial principles and practices for achieving public policy objectives. CMHC is accountable for its affairs to Parliament through the Minister of Housing and Infrastructure and Minister responsible for Pacific Economic Development Canada.

All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of His Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC, or guaranteed by CMHC as to timely payment of principal and interest, carries the full faith and credit of Canada and all such securities and guarantees constitute direct unconditional obligations of and by Canada. Payment of the principal of and any interest or premium on securities issued by CMHC, and the guarantee of CMHC as to timely payment of principal and interest, each constitutes a charge on and is payable out of the Consolidated Revenue Fund (the “CRF”) of Canada. The CRF is the aggregate of all public monies, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public monies for and on behalf of Canada.

Canada Housing Trust (CHT)

CHT was established in 2001 as an Issuer Trustee. CHT’s functions are limited to the acquisition of interests in eligible housing loans such as National Housing Act Mortgage-Backed Securities, the purchase of highly rated investments, certain related financial hedging activities and the issuance of Canada Mortgage Bonds. Canada Mortgage Bonds are guaranteed by CMHC under its Mortgage Funding activity.

As required by International Financial Reporting Standard 10: Consolidated Financial Statements (IFRS 10), the accounts of CHT, a special purpose entity to which CMHC has exposure to its risk and rewards, are consolidated with the financial statements of CMHC.

CONTROLS AND FINANCING AUTHORITY

Board of Directors

CMHC’s Board of Directors (the “Board”) is responsible for managing the affairs of CMHC and the conduct of its business.

There are five Board Committees: the Board of Directors Committee, the Audit Committee, the Corporate Governance and Human Resources Committee, the Risk and Resilience Committee, and Pension Fund Trustees. The Board and Principal Officers of CMHC are listed on pages 140 -143 of Exhibit 99.2 hereto. As per the CMHC Act, the Deputy Minister, Housing, Infrastructure and Communities and the Deputy Minister, Department of Finance are ex officio members of the Board.

Legislation

CMHC’s authorities, roles and responsibilities are defined in the CMHC Act, the National Housing Act (“NHA”) and the Financial Administration Act (“FAA”).

Canada Mortgage and Housing Corporation Act

CMHC is incorporated pursuant to the CMHC Act. The CMHC Act establishes CMHC as an agent of His Majesty in right of Canada. The CMHC Act sets forth the constitution and general powers of CMHC, the requirements for the appointment of CMHC’s Board and officers and the roles of its Board and its President. The borrowing powers of CMHC, as well as the statutory limits on CMHC’s borrowing in the capital markets, are also set forth in the CMHC Act. CMHC’s borrowing limits may also be increased through an act of Parliament.

National Housing Act

CMHC was established to carry out the provisions of the NHA. CMHC’s mandate as described in the NHA is to promote housing construction, repair and modernization, housing affordability and choice, improvements to overall living conditions, the availability of low-cost financing, and the national well-being of the housing sector. In carrying out its housing finance related activities, CMHC has as objectives promoting the efficient functioning and competitiveness of the housing finance market and promoting and contributing to the stability of the financial system, including the housing market, with due regard to CMHC’s exposure to loss.

The NHA provides authority to the Minister of Finance with respect to: (1) CMHC’s insurance of housing loans and guarantee of securitization payments; (2) the terms and conditions of mortgage insurance and securitization programs or products; (3) which parties can make insured housing loans and issue and sell securities on the basis of housing loans; (4) the characteristics of the housing loans; and (5) the setting of fees.

CMHC is also subject to Office of Superintendent of Financial Institutions “examinations or inquiries” (at least annually) to determine if CMHC’s activities under Part I (housing loan insurance, guarantee and protection) and Part I.1 (covered bonds) are conducted in a safe and sound manner with due regard to potential losses.

Financial Administration Act

The FAA establishes a basic system of financial and budgetary controls for federal government departments and Crown corporations. CMHC is governed by the CMHC Act, the NHA and by general provisions of the FAA in respect of management, books of account, records, auditing, and reporting. Under the FAA, the Governor-in-Council may give directives to Crown corporations when it is in the public interest to do so, with such directives being implemented promptly and efficiently.

Under the FAA, CMHC must annually submit a five-year corporate plan (the “Corporate Plan”) to the Minister responsible for CMHC, which is currently the Minister of Housing and Infrastructure and Minister responsible for Pacific Economic Development Canada (the “Minister for CMHC”), for approval by the Governor-in-Council. Following approval, a summary is tabled in Parliament by the Minister for CMHC, after which time the summary becomes a public document. The Corporate Plan sets forth information regarding the activities of CMHC for the next five years and includes annual Operating and Capital Budgets for the financial operations of CMHC.

The FAA also requires that CMHC’s annual financial statements be prepared in accordance with Canadian generally accepted accounting principles (“CGAAP”) and that an annual auditors’ report be prepared in respect of CMHC’s financial statements. The Accounting Standards Board of Canada adopted International Financial Reporting Standards as CGAAP for publicly accountable entities as of January 1, 2011. The auditors’ report is addressed to the Minister for CMHC, through whom CMHC is ultimately accountable to Parliament. An annual report on CMHC’s operations for the past year, including the annual financial statements and auditors’ report, must be submitted to the Minister for CMHC for presentation to Parliament.

FUNDING

Authority to Borrow

Since April 2008, CMHC has borrowed directly from the CRF under the Crown Borrowing Program, an initiative announced by the Minister of Finance in the 2007 federal budget. CMHC continues to offer loans on a break-even basis, with lending rates taking into account the cost at which funding is obtained from the Government of Canada.

In 2016, the FAA was amended to restrict the circumstances in which the Governor-in Council may authorize the Minister of Finance to borrow money on behalf of the Government of Canada or its agent corporations without seeking Parliamentary approval. Such approval is provided by means of the Borrowing Authority Act (Canada), which provides parliamentary approval of the borrowing of up to $2,126 billion by the Government of Canada and its agent corporations, including money borrowed by way of the issue and sale of Canada Mortgage Bonds that are guaranteed by CMHC, except if the Canada Mortgage Bonds are purchased by the Government of Canada and are not resold, other than for the purpose of providing a source of temporary liquidity. .

Borrowing Limits

The Minister of Finance approves CMHC’s Borrowing Plan annually and establishes limits and parameters for borrowings. The limits and parameters pertain to capital market borrowings and borrowings from the Government of Canada that have been incurred since April 2008 in connection with CMHC’s Assisted Housing and Mortgage Funding Activities.

For 2024, the limits on our short-term borrowings outstanding and long-term borrowings issued were $7 billion and $6.5 billion, respectively (2023 – $6.5 billion and $6.5 billion). Actual short-term borrowings outstanding as at December 31, 2024 and long-term borrowings issued in 2024 were $2.2 billion and $4.3 billion, respectively (2023 – $939 million and $2.4 billion).

A borrowing limit established pursuant to the section 21(2) of the CMHC Act, which is separate from the limits above and does not apply to borrowings of CHT, requires that the total indebtedness outstanding at any time, excluding any indebtedness to the Government, not exceed $15 billion (2023 – $15 billion). The outstanding principal balance of this indebtedness was nil as at December 31, 2024 (2023 – nil).

Authority to Guarantee

CMHC, as agent for His Majesty in right of Canada, is authorized to guarantee the timely payment of all principal and interest on Canada Mortgage Bonds issued by CHT and the timely payment of all principal and interest on NHA Mortgage-Backed Securities (MBS) issued by CMHC-approved issuers in CMHC’s NHA MBS Program. The Canada Mortgage Bonds and NHA MBS are guaranteed by CMHC pursuant to the powers given to it in sections 4 and 14 of the NHA which expressly provide that “Every right or obligation acquired or incurred by the Corporation under this Act, whether in its name or in the name of Her Majesty, is a right or obligation of Her Majesty” (section 4), and “The Corporation may—with the Minister of Finance’s approval and on any terms or conditions that are specified by him or her—guarantee payment of any or all of the principal or interest, or both, in respect of securities issued on the basis of housing loans.” (Section 14 (1)).

Insurance and Guarantee Limits

The NHA (R.S.C., 1985, c. N-11) subsection 11 and 15, as supplemented by subsection 4(1) of the Appropriation Act No. 4, 1998-99 and the schedules to Appropriation Act No. 4, 1998-99, Appropriation Act No. 4, 2003-04, Appropriation Act No. 3, 2006-07, Appropriation Act No. 4, 2007-08 and Appropriation Act No. 5, 2008-09, sets limits to the total outstanding insured amounts and guarantees that can be issued by CMHC. The NHA was amended in 2024 to raise guarantees-in-force and insurance-in-force limits to $800 billion each (2023 - $750 billion). As at December 31, 2024, insurance-in-force totaled $440 billion. Total principal obligations to investors guaranteed as at December 31, 2024 were $553 billion, which included $276 billion guaranteed under the Canada Mortgage Bond program and $277 billion guaranteed under CMHC’s NHA MBS program. The NHA provides the Minister of Finance authority with respect to the guarantee of Canada Mortgage Bonds and NHA MBS.

Debt Record

CMHC has always paid promptly, when due, the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

3